Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into this the 7th day of September, 2010, by and between Sharps Compliance, Inc., a Texas corporation (“Sharps” or “Company”), having its office and principle place of business at 9220 Kirby Drive, Suite 500, Houston, Texas 77054, and Dr. Burton J. Kunik (“Dr. Kunik” or “Consultant”), residing at 5314 Val Verde, Houston, Texas 77056.

WITNESSETH

WHEREAS, Sharps desires to engage Dr. Kunik to perform certain consulting services, as hereinafter specified; and

WHEREAS, Dr. Kunik is willing to enter into this Agreement with respect to such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
SCOPE

1.1 During the Term (as defined below) of this Agreement, Dr. Kunik shall furnish professional consulting services and advice to Sharps, as Sharps requires, relating to projects identified on Exhibit A hereto (“Projects”).  The Projects identified on Exhibit A can be updated on an ongoing basis, as needed, by the parties hereto.

1.2 It is understood and agreed that professional consulting services will be performed exclusively by Dr. Kunik, on a timely basis and consistent with industry-established and industry-accepted standards.

1.3 Dr. Kunik is an independent contractor and is not an employee or agent of Sharps; thus, Dr. Kunik shall not be subject to the provisions of Sharps Employee Relations Policy or entitled or eligible to participate in any pension, stock, bonus, insurance, profit sharing or similar plans, benefits or privileges given or extended by Sharps to its employees.  Dr. Kunik shall have no power or right to enter into contracts or commitments on behalf of the Company; Dr. Kunik agrees not to make any representation to any person to the contrary.

ARTICLE II
TERM

2.1 This Agreement shall commence October 1, 2010 (the “Effective Date”), and shall continue for a period of twelve (12) months (the “Term”), at which point the Agreement shall automatically terminate, absent the occurrence of an intentional act taken by the parties hereto, as defined in Section 2.2.

2.2 The Term may be extended for such additional periods of time as may be mutually agreed upon in writing by the parties hereto and as an addendum to this Agreement.

2.3 Notwithstanding the provisions of Section 2.1, this Agreement shall terminate as follows:

(a) As per Section 2.1 above; or

(b) Upon the death or disability of Dr. Kunik.

2.4 In the event of termination, all rights and duties of Sharps and Dr. Kunik hereunder shall cease, except that:

(a) Sharps shall pay: (i) any consideration that is due and owing under this Agreement for services completed and accepted by Sharps through the effective date of such termination; and, (ii) all related expenses, if any, submitted in accordance with Section 3.3; and,

(b) The obligations described in Article VI of this Agreement shall survive the termination of this Agreement.

ARTICLE III
CONSIDERATION

3.1 Fee.  In consideration for the services to be rendered by Dr. Kunik, and the other covenants and agreements contained herein, Sharps shall pay Dr. Kunik ten thousand dollars ($10,000.00) per month (in arrears).  Dr. Kunik shall issue a written invoice to Sharps each month detailing the services performed the prior month.  Sharps shall pay said invoice within fourteen (14) business days of receipt.  Dr. Kunik shall consult with Sharps regarding the services to be provided hereunder, which shall be provided as requested by Sharps and consistent with the categories identified on Exhibit A.

3.2 Car Allowance.  Sharps shall provide to Dr. Kunik, during the Term of this Agreement, at the sole cost of Sharps, an automobile vehicle for Dr. Kunik’s use that is acceptable to Dr. Kunik and reasonable to Sharps, as well as insurance to cover such vehicle at limits and deductions mutually acceptable to Dr. Kunik and Sharps.  Additionally, Sharps will reimburse Dr. Kunik for all reasonable service and repair costs incurred during the Term of this Agreement.

3.3 Expenses.  Sharps agrees that Dr. Kunik shall be entitled to reimbursement of business-related expenses reasonably incurred by Dr. Kunik in the course of providing services requested by Sharps hereunder; provided, however, that payment of such reimbursement shall be made only against proper receipts or other documentary evidence of such expenses and provided that such expenses are consistent with the Sharps’ general policies on business expenses.  Expenses, individually and in the aggregate, exceeding $500.00 must be approved by Sharps in writing prior to Dr. Kunik incurring such expense.

3.4 Taxes.  Dr. Kunik will be liable for all taxes imposed on him by any division of state or federal government.  Accordingly, Sharps will not withhold from Dr. Kunik’s compensation any monies for payment of taxes, including income taxes or social security taxes.  Dr. Kunik agrees to defend, hold harmless and indemnify Sharps from and against the payment of any taxes on account of Dr. Kunik’s performance under this Agreement.

ARTICLE IV
DRAWING – RECORDS AND OTHER DATA

4.1 All drawings, designs, specifications, data, and other memoranda of recorded value prepared by, or otherwise under the control of, Dr. Kunik in connection with the work performed hereunder, whether created before or after the Effective Date, shall be and remain the property of Sharps.  Sharps shall have the right to use such drawings, designs, specifications, and memoranda in any manner, without any claim on the part of the Dr. Kunik for additional compensation.

ARTICLE V
PATENTS

5.1 Whenever any invention, discovery, innovation or other development, whether or not patentable, is made or conceived by Dr. Kunik in the course of any work under this Agreement, Dr. Kunik shall promptly furnish Sharps with complete information thereon and such invention or discovery shall forthwith be assigned to Sharps. Dr. Kunik agrees to execute all documents (including assignments in the form specified by Sharps), furnish all information, and do all things necessary to facilitate the assignment of such interests and the filing and prosecution of applications for patents, at the request and expense of Sharps.

ARTICLE VI
DISCLOSURE OF INFORMATION

6.1 Dr. Kunik agrees that Confidential Information (as defined below) regarding Sharps’ business, of which Dr. Kunik may obtain knowledge in the course of or by virtue of its engagement by, and as a result of his relationship with Sharps, constitutes valuable and confidential assets of Sharps’ business and that the unauthorized disclosure of such Confidential Information would be considered detrimental to such business.  For purposes hereof, “Confidential Information” shall mean any information related to the Company’s business or projects covered by this Agreement, or any non-public information that relates to the actual or anticipated business or research and development of Sharps, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Sharps’ products or services and markets therefore, customer lists and customers pricing, software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Dr. Kunik agrees that during his engagement hereunder and, to the fullest extent permitted by law, and at all times thereafter, Dr. Kunik will maintain, in the strictest secrecy and confidence, all such Confidential Information, of which he may acquire knowledge in the course of or by virtue of his services, including any such information as may result in whole or in part from Dr. Kunik’s work for Sharps and including any such information or data as may be obtained by Sharps from others in confidence or subject to restraint against disclosure, and that Dr. Kunik will not directly or indirectly, reveal, report, disclose, publish or transfer any of such Confidential Information to any person, firm or other entity or utilize any of the Confidential Information for any purpose, except in furtherance of Sharps’ business or Dr. Kunik’s engagement under this Agreement, or as otherwise required by law or by a final order from a court of competent jurisdiction.

6.2 Dr. Kunik agrees that all lists, books, records, documents, papers, drawings and other Confidential Information relating to the business or work of Sharps and prepared or received by Dr. Kunik in connection with the performance of services under this Agreement, shall not only be considered Confidential Information, but also shall be the sole and exclusive property of Sharps and shall be delivered to Sharps at any time upon its request and, in any event, upon termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded. No modification of this contract shall be binding upon the parties hereto, or either of them, unless such is in writing and duly signed by the respective parties hereto.

7.2 Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and mailed, faxed or delivered to Sharps at its principal office and to Dr. Kunik at the address set forth above.

7.3 Choice of Law.  This Agreement shall be governed by, and enforced according to, the laws of the State of Texas.  The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

7.4 Assignments.  The rights and obligations under this Agreement of Sharps and Dr. Kunik may not be assigned, except that Sharps may, at its option, assign one or more of its rights or obligations under this Agreement to any of its subsidiaries or affiliates, or connection with a transfer of all or substantially all of the assets or stock of Sharps or a merger or consolidation of the Company with and into another corporation or other entity.

7.5 Counterparts.  This Agreement may be executed in identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

7.6 Specific Performance.  Dr. Kunik acknowledges that money damages would not be a sufficient remedy for any breach of Article VI of this Agreement, and that Sharps shall be entitled to enforce the provisions of Dr. Kunik’s promises by terminating any compensation then owing to Dr. Kunik under this Agreement and/or specific performance and injunctive relief as remedies for such breach or threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of Article VI of this Agreement, but shall be in addition to all remedies available at law or in equity to Sharps, including, without limitation, the recovery of damages from Dr. Kunik and Dr. Kunik’s agents involved in such breach.

7.7 Captions.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

SHARPS COMPLIANCE, INC.

By:
Name:
Title:

DR. BURTON J. KUNIK, an individual

By:
Name:

EXHIBIT A

Consultation projects identified at execution of Agreement (list to be updated, in writing, on an ongoing basis):

1. Legislative and regulatory assistance, as needed.

2. Assistance in matters related to medical waste.

3. Assistance with the Company’s Waste Conversion Process™ and PELLA-DRX™.

4. Other projects as mutually agreed by the Company and Consultant.